Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts: Infinity Pharmaceuticals, Inc. Jaren Irene Madden, 617-453-1336 Jaren.Madden@infi.com http://www.infi.com Media: Liz Falcone, 617-761-6727 Liz.Falcone@fkhealth.com

INFINITY REPORTS FIRST QUARTER 2011 FINANCIAL RESULTS

— Reaffirms 2011 Financial Guidance and Provides Additional Details —

— Anticipates Completion of Patient Enrollment in Phase 2 Trial of IPI-926 in Pancreatic Cancer by Year End —

Cambridge, Mass., May 10, 2011 – Infinity Pharmaceuticals, Inc. (NASDAQ: INFI) today highlighted its recent clinical and business progress and announced its first quarter 2011 financial results. The company advanced key clinical programs in the first quarter, while also retaining its strong financial position and bolstering its senior management team.

“We continued to build our business during the first quarter and made important clinical development progress. Notably, we advanced our Hedgehog pathway program by starting Phase 2 trials of IPI-926 in pancreatic cancer and chondrosarcoma and initiating an investigator sponsored trial program,” stated Adelene Q. Perkins, president and chief executive officer of Infinity. “We look forward to reporting data from multiple clinical trials at the annual ASCO meeting and reviewing the ASCO abstracts in a pipeline update conference call on June 1.”

Recent pipeline and business highlights also include the following:

•

Continued progress with Phase 2 trial of IPI-926 in pancreatic cancer: Infinity announced today that it anticipates completing enrollment in the Phase 2 trial of IPI-926 in combination with gemcitabine (also known as Gemzar®) by the end of 2011. IPI-926 is a novel, oral molecule that inhibits Smoothened, a key component of the Hedgehog pathway.

•

Acceptance of IPI-926 and IPI-504 data for presentation at ASCO: Four abstracts detailing new data from clinical studies of IPI-926 and IPI-504, the company’s Hsp90 chaperone inhibitor, were accepted for presentation at the 47th Annual Meeting of the

American Society of Clinical Oncology (ASCO). Key trial results to be presented at the meeting include data from the Phase 1b trial of IPI-926 in combination with gemcitabine in patients with pancreatic cancer and data from the Phase 1b trial of IPI-504 in combination with docetaxel (also known as Taxotere®) in patients with non-small cell lung cancer.

•

Initiation of investigator sponsored trial program for IPI-926: Infinity announced today that it has initiated an investigator sponsored trial (IST) program for IPI-926. The IST program is designed to explore a range of potential indications for IPI-926 as well as to study IPI-926 in combination with both commonly used and emerging treatments.

The first IST initiated is a Phase 1 trial of IPI-926 in combination with cetuximab (also known as Erbitux®) in patients with advanced head and neck cancer. The study is designed to evaluate the safety of IPI-926 in approximately 24 patients. The trial is sponsored by Antonio Jimeno, M.D., Ph.D., at University of Colorado, Denver. Additional ISTs are expected to begin in the second half of 2011.

•

Presentation of preclinical data of IPI-926 in chondrosarcoma at AACR: Infinity reported encouraging results of IPI-926 in a preclinical model of chondrosarcoma at the American Association for Cancer Research (AACR) 102nd Annual Meeting 2011. The data demonstrated that IPI-926 inhibited tumor growth and led to tumor calcification in primary patient-derived chondrosarcoma tumor xenografts, and are the basis for Infinity’s ongoing, randomized, controlled Phase 2 clinical trial in this disease.

•

Appointment of new vice president, business and corporate development: Infinity announced the appointment of Joshua D. Hamermesh as vice president, business and corporate development, with responsibility for the company’s corporate strategy and business development initiatives.

First Quarter 2011 Financial Results

•	At March 31, 2011, Infinity had total cash, cash equivalents and available-for-sale securities of $91.2 million, compared to $101.0 million at December 31, 2010.

•

Total revenues for the first quarter of 2011 were $27.2 million, compared to $16.3 million for the same period in 2010. In the first quarter of 2011, revenue was comprised of $26.2 million for reimbursed research and development (R&D) services and $1.0 million from the amortization of deferred revenue associated with the grant of rights and licenses under Infinity’s strategic alliance with Purdue Pharmaceutical Products L.P. and Mundipharma International Corporation Ltd., compared to $15.3 million and $1.0 million, respectively, for the same period in 2010.

•

R&D expense for the first quarter of 2011 was $24.3 million, compared to $19.4 million for the same period in 2010. The increase in R&D expense for the first quarter of 2011 compared to the same period in 2010 was related primarily to increased expenses associated with development activities for IPI-926 and the addition of the company’s PI3K program. Reimbursed expenses related to Infinity’s alliance with Purdue and Mundipharma are recorded as R&D expense, as well as collaborative R&D revenue.

•	General and administrative expense for the first quarter of 2011 was $4.9 million, compared to $4.7 million for the same period in 2010.

•

Net loss for the first quarter of 2011 was $2.3 million, or a basic and diluted loss per common share of $0.09, compared to $8.1 million, or a basic and diluted loss per common share of $0.31, for the same period in 2010.

2011 Financial Guidance

Infinity is providing the following additional guidance with respect to its 2011 financial outlook:

•	Revenues: The company expects total revenues for 2011 to range from $90 million to $95 million, all related to the company’s strategic alliance with Purdue and Mundipharma.

•	Operating expenses: The company expects operating expenses for 2011 to range from $120 million to $130 million.

•	Net loss: The company expects net loss for 2011 to range from $30 million to $40 million, or a basic and diluted loss per common share of $1.13 to $1.50.

•

Cash and investments: The company expects to end 2011 with a year-end cash and investments balance ranging from $60 million to $70 million. In addition, Infinity is entitled to receive up to $110 million in committed R&D funding from Mundipharma during 2012 and has access to a $50 million line of credit from Purdue. Based on its current operating plan and exclusive of any business development activities, Infinity’s financial foundation provides cash runway into 2014, consistent with earlier guidance.

Financial Results and Pipeline Update Conference Call Information

Infinity will host a conference call on Tuesday, May 10, 2011, at 4:30 p.m. ET to discuss these financial results and provide an update on the company. A live webcast of the conference call can be accessed in the Investors/Media section of Infinity’s website at www.infi.com. To participate in the conference call, please dial 1-877-316-5293 (domestic) and 1-631-291-4526 (international) five minutes prior to start time. An archived version of the webcast will be available on Infinity’s website for 30 days.

In addition, Infinity will host a second conference call on Wednesday, June 1, 2011, at 8:30 a.m. ET to provide a pipeline update and review the abstracts submitted to ASCO. Further details about the conference call will be announced later this month.

About Infinity Pharmaceuticals, Inc.

Infinity is an innovative drug discovery and development company seeking to discover, develop, and deliver to patients best-in-class medicines for difficult-to-treat diseases. Infinity combines proven scientific expertise with a passion for developing novel small molecule drugs that target emerging disease pathways. Infinity’s programs in the inhibition of the Hedgehog pathway, the

Hsp90 chaperone system, fatty acid amide hydrolase, and phosphoinositide-3-kinase are evidence of its innovative approach to drug discovery and development. For more information on Infinity, please refer to the company’s website at www.infi.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. Such forward-looking statements include those regarding the completion of enrollment in the Phase 2 trial of IPI-926 in pancreatic cancer by the end of 2011, the initiation of additional clinical trials in 2011 and additional ISTs in the second half of 2011, the reporting of clinical data at ASCO from the Phase 1b trial of IPI-926 in combination with gemcitabine in patients with pancreatic cancer and the Phase 1b trial of IPI-504 in combination with docetaxel in patients with non-small cell lung cancer, 2011 financial guidance (including total revenues, operating expenses, net loss, basic and diluted loss per common share, and year-end cash and investments balance), and the expectation that Infinity will have capital to support its current operating plan into 2014. Such statements are subject to numerous factors, risks and uncertainties that may cause actual events or results to differ materially from the company’s current expectations. For example, there can be no guarantee that Infinity’s strategic alliance with Purdue and Mundipharma will continue for its expected term or that they will fund Infinity’s programs as agreed, that any product candidate Infinity is developing will successfully complete necessary preclinical and clinical development phases, or that development of any of Infinity’s product candidates will continue. Further, there can be no guarantee that any positive developments in Infinity’s product portfolio will result in stock price appreciation. Management’s expectations could also be affected by risks and uncertainties relating to: Infinity’s results of clinical trials and preclinical studies, including subsequent analysis of existing data and new data received from ongoing and future studies; the content and timing of decisions made by the U.S. FDA and other regulatory authorities, investigational review boards at clinical trial sites and publication review bodies; Infinity’s ability to enroll patients in its clinical trials; unplanned cash requirements and expenditures, including in connection with business development activities; development of agents by Infinity’s competitors for diseases in which Infinity is currently developing its product candidates; and Infinity’s ability to obtain, maintain and enforce patent and other intellectual property protection for any product candidates it is developing. These and other risks which may impact management’s expectations are described in greater detail under the caption “Risk Factors” included in Infinity’s quarterly report on Form 10-Q for the quarter ended March 31, 2011 filed with the Securities and Exchange Commission on May 10, 2011. Any forward-looking statements contained in this press release speak only as of the date hereof, and Infinity expressly disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Gemzar® is a registered trademark of Eli Lilly and Company. Erbitux® is a registered trademark of ImClone LLC, a wholly-owned subsidiary of Eli Lilly and Company. Taxotere® is a registered trademark of sanofi-aventis.

INFINITY PHARMACEUTICALS, INC.

Condensed Consolidated Balance Sheets

(unaudited)

	March 31, 2011	December 31, 2010

Cash, cash equivalents and available-for-sale securities, including long term	$91,208,664	$100,958,657
Other current assets	3,251,167	2,907,057
Property and equipment, net	4,899,821	5,147,545
Loan commitment asset from Purdue entities	13,855,200	14,288,175
Other long-term assets	1,229,901	1,264,488

Total assets	$114,444,753	$124,565,922

Current liabilities	$19,378,480	$27,750,605
Deferred revenue from Purdue entities, less current portion	45,308,070	46,361,745
Other long-term liabilities	1,198,701	970,057
Total stockholders’ equity	48,559,502	49,483,515

Total liabilities and stockholders’ equity	$114,444,753	$124,565,922

INFINITY PHARMACEUTICALS, INC.

Condensed Consolidated Statements of Operations

(unaudited)

	Three Months Ended March 31,
	2011	2010

Collaborative research and development revenue from Purdue entities	$27,186,905	$16,300,183

Operating expenses:
Research and development	24,278,413	19,377,805
General and administrative	4,875,592	4,749,001

Total operating expenses	29,154,005	24,126,806

Loss from operations	(1,967,100)	(7,826,623)

Other income (expense):
Interest expense	(432,975)	(433,057)
Interest and investment income	93,530	204,934

Total other expense	(339,445)	(228,123)

Net loss	$(2,306,545)	$(8,054,746)

Basic and diluted loss per common share	$(0.09)	$(0.31)

Basic and diluted weighted average number of common shares outstanding	26,536,048	26,244,297

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